THE SOMERSET GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
                                                       		Six Months Ended
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		                                                             June 30,
                                                          	1999	       	1998
Cash flows from operating activities:
  Net income	                                         $1,885,000		 $1,582,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization	                       146,000   		 132,000
    Deferred income taxes	                               554,000   		 131,000
    Equity in earnings of First Indiana Corporation	  (2,101,000)	 (1,947,000)
    Dividends received from First Indiana Corporation	   717,000   		 657,000
    Changes in operating assets and liabilities:
      Trade accounts, notes and other receivables, net  (435,000) 		 (226,000)
      Prepaid expenses	                                    3,000   		 (63,000)
      Trade accounts payable and accrued expenses	       337,000   		 146,000
      Accrued income taxes	                              221,000   		 385,000
  Cumulative effect of change in accounting principal	  (115,000)       ---
                                                         -------       ------
Net cash provided by operating activities	             1,212,000   		 797,000
																					                                  ---------      -------
Cash flows from investing activities:
  Purchase of shares of First Indiana Corporation          	---	   	 (990,000)
  Purchase of office furniture and equipment	           (285,000)  		 (54,000)
  Decrease in short-term investments	                  1,237,000  	 1,144,000
  Decrease in other assets	                              324,000    		 96,000
                                                       ---------     --------
Net cash provided by investing activities	             1,276,000   		 196,000
																					                                  ---------      -------
Cash flows from financing activities:
  Principal payments on note payable, bank 	                ---	   	 (459,000)
  Principal payments on long-term borrowings	               ---	    	 (43,000)
  Reisuance of treasury shares	                          251,000    		 63,000
  Purchase of treasury shares	                        (2,300,000) 		 (134,000)
  Cash dividends paid	                                  (288,000) 		 (261,000)
                                                       ---------     --------
Net cash used by financing activities	                (2,337,000) 		 (834,000)
																					                                  ---------     --------
Increase in cash and cash equivalents	                   151,000   		 159,000

Cash and cash equivalents at beginning of period	        526,000  		  600,000
																					                                    -------      -------
Cash and cash equivalents at end of period	             $677,000  		 $759,000
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See accompanying Notes to Condensed Consolidated Financial Statements.